Exhibit 10.8

IsoPlexis.com 35 N.E Industrial Rd. Branford, Connecticut. United States 06405
November 18, 2019
John Strahley
Dear John,
I am very pleased to provide you with a summary of the terms and conditions of your anticipated employment by IsoPlexis Corporation (the “Company”). The following sets forth the proposed terms and conditions of your offer of employment. We hope that you choose to join the Company and look forward to a mutually beneficial relationship.
1.    Position. Subject to the successful completion of a customary background and reference check, the Company hereby engages you in a full-time position as Chief Financial Officer and to provide such services as are consistent with the scope of such position and such other services as requested by the Company from time to time. You will be expected to devote full-time to the performance of your duties at the Company throughout your employment, and we expect that you will perform any and all of your duties and responsibilities in a satisfactory manner and to the best of your abilities at all times.
2.    Starting Date; Location. If you accept this offer, your employment with the Company will begin on or before December 20, 2019. You will perform your duties and responsibilities of employment generally out of Branford, Connecticut. You will be reimbursed for approved business expenses in accordance with the Company’s policies and procedures relating to claims for such reimbursement.
3.    At-Will Relationship. Your employment with the Company is “at will”, meaning that both the Company and you have the right to terminate the employment relationship at any time for any reason. Accordingly, no provision of this offer letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Although your job duties, title, compensation, benefits (if any), as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and an authorized executive officer of the Company.
4.    Compensation; Benefits. Your initial base pay shall be $250,000 annually, prorated for 2019, less payroll deductions and applicable withholdings. In addition, you will annually be granted twenty (20) days of paid personal time off (PTO) and you may also be eligible for a cash bonus up to 20% of your annual salary, both prorated for 2019, dependent upon performance and at the discretion of the Company’s Board of Directors. You may also be eligible for health benefits offered by the Company subject to your fulfillment of any eligibility and plan requirements.
5.    Equity Grant. Subject to approval by the Board of Directors of the Company (the “Board”), you will be granted an option to purchase twelve thousand five hundred (12,500) shares of the Company’s Common Stock pursuant to the Company’s Stock Plan (the “Plan”) and the terms of an Option Agreement which will provide for vesting terms over a forty-eight (48) month period.
John Strahley page 1

IsoPlexis.com 35 N.E Industrial Rd. Branford, Connecticut. United States 06405
6.    Severance. In the event that (i) you are terminated by Company other than for cause during the term of your employment with Company prior to the occurrence of a Change in Control, as defined below; or (ii) you are terminated by Company or its successor in interest other than for cause within the twelve (12) month period following the occurrence of a Change in Control (the occurrence of ether (i) or (ii) hereinafter referred to as the "Severance Trigger Date"), you will be entitled to a paid severance in the amount of six (6) months of your base salary at the time of such Severance Trigger Date, less applicable tax and customary payroll withholdings (the "Severance"); provided however, that your eligibility for such Severance will be conditioned upon your agreement to the terms of Company's (or its successor in interest's) reasonable and standard form of severance agreement. Nothing herein shall be deemed to (i) modify in any manner the at-will nature of your employment with Company; (ii) require Company or any successor in interest to terminate your employment upon the occurrence of a Change in Control; or (iii) prohibit Company or any successor in interest from terminating your employment upon a Change in Control or otherwise. A "Change in Control” shall mean the sale of all or substantially all of the assets of Company; any merger, consolidation or acquisition of Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Company in one or more related transactions.
7.    Your Certifications. As a condition of your employment, you hereby certify to the Company that: (a) you are free to enter into and fully perform the duties of your position and that you are not subject to (i) any employment, confidentiality, non-competition or other agreement or (ii) any order, judgment or injunction, in either case, that would prohibit or otherwise restrict your performance for the Company; (b) all facts you have presented or will present to the Company are accurate and true, including, but not limited to, all oral and written statements you have made on any job application, resume or c.v., or in any interview or discussion with the Company.
8.    Eligibility to Work. Your employment with the Company is conditioned on your eligibility to work for the Company in the offered position in the United States. Prior to or on the first day of your employment, you must complete Form I-9 for Employment Eligibility Verification, and provide to the Company any means of verification noted on the “List of Acceptable Documents.” Both the Form I-9 and the List of Acceptable Documents are enclosed for your information.
9.    Confidentiality, Inventions and Non-Competition Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, you will be required to execute and abide by the enclosed Confidentiality, Non-Competition and Invention Assignment Agreement, as a condition of this offer of employment.
10.    Miscellaneous. This offer letter constitutes our entire offer regarding the terms and conditions of your prospective employment with the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the State of Connecticut. BY ACCEPTING THIS OFFER OF EMPLOYMENT, YOU AGREE THAT ANY CONTROVERSY, DISPUTE OR CLAIM ARISING OUT OF ANY ASPECT OF YOUR EMPLOYMENT WITH THE COMPANY, OR ANY SEPARATION OF EMPLOYMENT (WHETHER VOLUNTARY OR INVOLUNTARY) FROM THE COMPANY, SHALL BE RESOLVED IN A COURT OF COMPETENT JURISDICTION IN CONNECTICUT BY A JUDGE ALONE, AND YOU HEREBY WAIVE AND RENOUNCE YOUR RIGHT TO A TRIAL BEFORE A CIVIL JURY.
11.    Severability & Waiver. If any provisions of the agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a
John Strahley page 2

IsoPlexis.com 35 N.E Industrial Rd. Branford, Connecticut. United States 06405
court finds that any provision of this agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written construed and enforced as so limited. The failure of either party to enforce any provision of this agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce such agreement.
You may accept this offer of employment by signing the enclosed additional copy of this offer letter. Your delivery of a signed copy of this offer letter and the enclosed executed Confidentiality, Non-Competition and Invention Assignment Agreement to me will evidence your agreement with the terms and conditions set forth herein and therein.
We are pleased to offer you the opportunity to join the Company. We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

/s/ Sean Mackay

Sean Mackay
Co-Founder and CEO
IsoPlexis Corporation

AGREED TO AND ACKNOWLEDGED
AS OF THE DATE SET FORTH ABOVE:

/s/ John Strahley

John Strahley
John Strahley page 3